U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 23, 2005

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 23, 2005, Emeritus Corporation (the "Company") announced the completion of its offer to exchange its 6.25% Convertible Subordinated Debentures due 2008 (the "New Debentures") for its existing 6.25% Convertible Subordinated Debentures due 2006 (the "Existing Debentures"). Pursuant to the exchange offer, $26.625 million in principal amount of the Existing Debentures was exchanged for an equal principal amount of New Debentures. An aggregate of $5,375,000 in principal amount of Existing Debentures was not exchanged and remains outstanding.

The New Debentures were issued under an Indenture, dated as of November 23, 2005, between the Company and U.S. Bank, National Association as trustee. The terms of the New Debentures as set forth in the Indenture are the same as the Existing Debentures except that (i) the maturity date of the New Debentures is July 1, 2008 while the Existing Debentures mature January 1, 2006 and (ii) the New Debentures will not be redeemable by the Company. Pursuant to the terms of the Indenture, the New Debentures, like the Existing Debentures, bear interest at a rate of 6.25%, payable semi-annually on January 1 and July 1, are convertible into shares of the Company’s common stock at any time prior to maturity at a conversion price of $22.00 per share, subject to adjustment in certain events, and are subordinated to all of our existing and future senior indebtedness.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under item 1.01 regarding the issuance of the New Debentures is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth under item 1.01 regarding the issuance of the New Debentures is incorporated herein by reference. The New Debentures were issued in the exchange offer in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 30, 2005		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer and Secretary